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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 SCHEDULE 13G/A
             Information to be included in Statements filed pursuant
           to Rule 13d-1(b),(c), and (d) and Amendments thereto filed pursuant to Rule 13d-2(b)


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                         INDIVIDUAL INVESTOR GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    455907105
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2001
    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                 SCHEDULE 13G/A


CUSIP NO. 455907105                                          PAGE 2 OF 4 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Telescan, Inc.
     13-3487784
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER
  NUMBER OF          -0-
   SHARES      -----------------------------------------------------------------
 BENEFICIALLY  6    SHARED VOTING POWER
  OWNED BY           -0-
    EACH       -----------------------------------------------------------------
  REPORTING    7    SOLE DISPOSITIVE POWER
   PERSON            -0-
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER
                     -0-

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     C0 - Corporation
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.



                               Page 2 of 4 Pages

     This Amendment No. 1 on Schedule 13G/A is filed by Telescan, Inc. with respect to the shares of common stock of Individual Investor Group, Inc.

ITEM 1(A).  NAME OF ISSUER:
            Individual Investor Group, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            125 Broad Street, 14th Floor
            New York, NY 10004

ITEM 2(A).  NAME OF PERSON FILING
            Telescan, Inc.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 5959 Corporate Drive, Suite 2000
            Houston, TX 77036

ITEM 2(C).  CITIZENSHIP
            Delaware

ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock

ITEM 2(E).  CUSIP NO.
            455907105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
            N/A
            If this statement is filed pursuant to Rule 13d-1(c), Check this box. [X]

ITEM 4.     OWNERSHIP
            (a)   Amount beneficially owned: 0
            (b)   Percent of class: 0.0%
            (c)   Number of shares as to which such person has
                  (i)   sole power to vote or to direct the vote: 0
                  (ii)  shares power to vote or to direct the vote: 0
                  (iii) sole power to dispose or to direct the disposition: 0
                  (iv)  shares power to dispose or to direct the disposition: 0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
            N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            N/A

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
            N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP
            N/A

ITEM 10.    CERTIFICATION
            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          Telescan, Inc.
January 31, 2002

                                          By:  /a/ PAUL A. HELBLING
                                               -------------------------------
                                                Paul A. Helbling
                                                Chief Financial Officer